Exhibit 99.1

TOYS “R” US, INC. ANNOUNCES

COMPLETION OF PROPERTY SUBSIDIARY’S REFINANCING

WAYNE, NJ (November 20, 2009) – Toys “R” Us, Inc. announced today the completion of the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Notes”) by Toys “R” Us Property Company II, LLC (“Toys Propco II”), formerly known as Giraffe Properties, LLC, one of its indirect wholly-owned subsidiaries. The Notes were issued at a price equal to 98.573% of their face amount at maturity.

Toys Propco II used the gross proceeds of approximately $715 million from the offering of the Notes, together with cash on hand, to repay its loan and security agreement and related mezzanine loans, which were terminated in connection with the repayment, to purchase certain properties and to pay fees and expenses incurred in connection with the offering. The Notes are solely the obligation of Toys Propco II and are not guaranteed by Toys “R” Us, Inc. or Toys “R” Us – Delaware, Inc. In addition, in connection with the offering and the related transactions, MPO Properties, LLC, an indirect wholly-owned subsidiary of Toys “R” Us, Inc., and its direct and indirect parent entities repaid their senior secured real estate loan and security agreement and related mezzanine loans in the aggregate amount of $200 million. The Notes will be secured by first priority security interests in all of the existing and future real estate properties of Toys Propco II and its interest in the master lease.

The Notes were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

This release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. These statements are subject to risks, uncertainties, and other factors, including among others, competition in the retail industry, seasonality in Toys “R” Us, Inc.’s business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and internationally, the Issuer’s, and Toy “R” Us Inc.’s ability to implement their strategy, their respective substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in the Issuer’s and Toys “R” Us Inc.’s respective debt agreements, availability of adequate financing, changes in laws that impact the business of the Issuer, and Toys “R” Us Inc., dependence on key vendors for Toys “R” Us, Inc.’s merchandise, domestic and international events affecting the delivery of toys and other products to Toys “R” Us, Inc.’s stores, and economic, political and other developments associated with Toys “R” Us, Inc.’s international operations. Risks associated with forward-looking statements are more fully described in Toys “R” Us, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and neither the Issuer nor Toys “R” Us, Inc. undertake the obligation to update these statements in light of subsequent events or developments.